EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Tom Ryan/Don Duffy
203.682.8200
Sally Smith – President and CEO
Media Contact:
Mary Twinem - CFO
Michael Fox
203.682.8200

Buffalo Wild Wings, Inc.

Announces Correction in Accounting for Leases

Impact on 2004 Results Expected to be Immaterial; Filing of 10-K Expected by March 28

Minneapolis, Minnesota, March 7, 2005 – Buffalo Wild Wings, Inc. (Nasdaq: BWLD), today announced that it will file for a fifteen-day extension of the March 11, 2005 filing deadline for its 2004 Form 10-K in order to correct the accounting treatment for the expensing of rent during the build-out period under its leases. The corrections are in response to the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission in a February 7, 2005 letter to the American Institute of Certified Public Accountants. Based on the interpretation expressed by the SEC, the Company will file its 2004 Form 10-K with restated annual and quarterly financial information for all prior periods presented.

“Buffalo Wild Wings has been accounting for its operating leases using methods that have been the industry standard for restaurant companies, and which we believed were in accordance with U.S. generally accepted accounting principles,” said Mary Twinem, Executive Vice President and Chief Financial Officer. “The views expressed by the Chief Accountant on February 7th necessitated a reassessment of these methods. Based on the SEC’s guidance, we have now concluded that our accounting treatment for such matters was incorrect. We will use the fifteen-day extension period to complete the work necessary to reflect this accounting change and to give our auditors and our audit committee the time needed to review the filing.”

Typically, the term of an operating lease starts at the commencement of operations rather than at the time the property is made available to a tenant, which, for Buffalo Wild Wings, allows time for constructing the leasehold improvements necessary to operate a restaurant. It is also typical that there are no lease payments due during this build-out period, as the stated term of the lease has not yet begun. Therefore, Buffalo Wild Wings did not record any lease expense during these build-out periods. Rather, the Company recorded straight-line rent expense as of the earlier of the commencement of operations and the commencement of the lease term. In the February 7th letter, the SEC deemed this approach inappropriate and clarified that these build-out periods should be considered “rent holidays,” a term that the Company previously had considered applied only to “rent free” periods within a stated lease term. As a result of this SEC guidance, the Company is restating its financial statements to record non-cash rent expense during the build-out period, even though this period is in addition to the stated term of the lease. The effect of this restatement is to increase the pre-opening expense recorded in the Company’s income statement, to reduce the ongoing rent expense that is reflected in occupancy costs, and to increase deferred lease credits. Further, in prior periods, Buffalo Wild Wings’ statements of cash flows have reflected tenant improvement allowances as cash flows from financing activities, rather than cash flows from operating activities. The Company will restate its statement of cash flows for this correction. The Company believes that any changes that may result from this restatement are immaterial to the full year 2004 net earnings and will likely have no effect on the Company’s anticipated first quarter 2005 earnings per diluted share. These restatements do not change the overall cash flow economics of the Company’s business.

On March 3, 2005, the Company’s management and its Audit Committee concluded that the Company’s accounting for leases was not in conformity with U.S. generally accepted accounting principles as described in the SEC’s letter. Accordingly, management and the Audit Committee determined that the Company’s previously issued financial statements, including those in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003 and the related independent public accountants’ report, and those in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2004, June 27, 2004 and September 26, 2004, should no longer be relied upon. Further, management and the Audit Committee have determined that the Company’s unaudited financial results included in the Company’s press release issued on February 10, 2005 should no longer be relied upon. The Company intends to file its 2004 Form 10-K on or before March 28, 2005 with restated annual and quarterly financial information for all prior years and periods.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of 12 signature sauces. The widespread appeal of Buffalo Wild Wings establishes it as an inviting, neighborhood destination with over 310 restaurants in 31 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to the expected impacts from the accounting corrections described above and anticipated trends in or expectations regarding the Company’s anticipated financial performance for the first quarter of 2005, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the completion of the 2004 fiscal audit, the Company’s actual performance in the first quarter of 2005, and other factors disclosed from time to time in filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

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